EXHIBIT 10.2

META PLATFORMS, INC.
2025 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT
Unless otherwise defined in this Stock Option Award Agreement (the “Agreement”), any capitalized terms used herein shall have the meaning ascribed to them in the Meta Platforms, Inc. (the “Company”) 2025 Equity Incentive Plan (the “Plan”).
Participant has been granted an option to purchase Shares (the “Option”), subject to the terms and conditions of the Plan, the Notice of Stock Option Grant (the “Notice”) and this Agreement (including any and all exhibits and addenda thereto).
1. Vesting Rights. Subject to the applicable provisions of the Plan and this Agreement, this Option may be exercised, in whole or in part, in accordance with the schedule set forth in the Notice.
2. Termination.
(a) Vesting. If Participant’s service Terminates for any reason, all unvested Options shall be forfeited to the Company forthwith, and all rights of Participant to such Options (including any related Shares) shall immediately terminate. The Termination date for purposes of this Agreement and any right to exercise this Option post-termination shall not be extended by any notice period mandated under local law, by contract or otherwise and shall be determined in accordance with Section 2(b) herein. In case of any dispute as to whether Termination has occurred, the Company shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination for purposes of the Plan. For the avoidance of doubt, except as may be agreed to in the sole discretion of the Company, if Participant is Terminated by Participant’s employer for any reason or if Participant’s Termination is due to voluntary resignation, all unvested Options shall be forfeited as of the date on which Participant is no longer actively providing services, and no vesting shall continue during any notice period, including any “garden leave” or similar period, that may be mandated in relation to Termination (even if such a notice period generally applies to Participant’s employment due to contract or applicable law), nor will Participant be entitled to vest in a pro-rata portion of the Option; provided, however, that if applicable laws explicitly require continued entitlement to vesting of the Options during a statutory or contractual notice period, Participant’s right to vest in the Option under the Plan, if any, will terminate effective as of the last day of Participant’s statutory or contractual notice period (as applicable). Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of Participant’s statutory or contractual notice period.
(b) General Rule for Exercisability. Except as provided below or in the Notice, and subject to the Plan, this Option may be exercised for [__] [days][months][years] after Participant’s Termination with the Company. In no event shall this Option be exercised later than the Expiration Date set forth in the Notice.
(c) Death; Disability. Unless provided otherwise in the Notice, upon Participant’s Termination by reason of his or her death, or if a Participant dies within [__] [days][months][years] of the Termination Date, this Option may be exercised for [__] [days][months][years], provided that in no event shall this Option be exercised later than the Expiration Date set forth in the Notice. Unless provided otherwise in the Notice, upon Participant’s Termination by reason of his or her Disability, this Option may be exercised for [__] [days][months][years], provided that in no event shall this Option be exercised later than the Expiration Date set forth in the Notice.
(d) Cause. Upon Participant’s Termination for Cause (as defined in the Plan), the Option shall expire on such date of Participant’s Termination Date.
3. Grant of Option. The Participant named in the Notice has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share set forth in the Notice (the “Exercise Price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.
4. Exercise of Option.
(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Agreement. In the event of Participant’s death, Disability, Termination for Cause or other Termination, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice and this Agreement.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.
(c) No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for U.S. income tax purposes the Exercised Shares shall be considered transferred to the Participant on the date the Option is exercised with respect to such Exercised Shares.
5. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:
(a) cash;
(b) check;
(c) a “broker-assisted” or “same-day sale” (as described in Section 11(d) of the Plan); or
(d) other method authorized by the Committee.
6. Limited Transferability of Option. Except as set forth in this Section 6 or unless otherwise permitted by the Committee on a case-by-case basis, this Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by the Participant. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.
7. Term of Option. This Option shall in any event expire on the Expiration Date set forth in the Notice, which date is [__] years after the Date of Grant (or five years after the Date of Grant if this option is designated as an ISO in the Notice of Stock Option Grant and Section 5.3 of the Plan applies).
8. Tax Consequences. Participant will not be allowed to exercise this Option unless Participant makes arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the Option exercise and any other amounts in relation to the Option and the rights thereunder, including any applicable taxes, social contributions, required deductions, or other payments. In this regard, Participant authorizes the Company (and any Subsidiary or affiliate), at the direction and discretion of the Committee, to satisfy all obligations or rights by one or a combination of the following: (i) payment of a cash amount by Participant, (ii) by withholding from Participant’s wages or other cash compensation paid to Participant by the Company (and any Subsidiary and affiliate), (iii) withholding Shares (including less than a whole Share) based on the Fair Market Value of the Shares that otherwise would be issued to Participant when Participant exercises this Option, provided that the Company does not withhold more than the amount of Shares necessary to satisfy the maximum statutory withholding amount, (iv) by withholding from proceeds of the sale of Shares (including less than a whole Share) acquired upon exercise of the Option through a voluntary or mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further action by Participant), or (v) by any other arrangement approved by the Company, all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable. The Company may refuse to honor the exercise and refuse to deliver the Shares or the proceeds from the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the tax withholding or other payments as described in this Section.
9. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of a vested and exercised Option (or applicable portion thereof), Participant shall have no ownership of the Shares underlying the Option and shall have no rights with respect to such Shares (including rights to dividends or to vote such Shares).
10. Acknowledgement. As a condition to, and in consideration of, the grant, vesting and exercise of the Option, the Company and Participant agree that the Option is granted under and governed by the Notice, this Agreement (including the Jurisdiction-Specific Addendum hereto) and by the provisions of the Plan (incorporated herein by reference). By the vesting of any portion of the Option, the exercise of the Option or receiving any other benefit relating to the Option, Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
11. Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the issuance of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
12. Data Protection. Unless otherwise provided for in the Jurisdiction-Specific Addendum hereto, in order to enable the Company to properly administer the Plan and the Option received by the Participant pursuant to the Plan, Participant hereby gives explicit consent to the Company, any Subsidiary, Parent or Affiliate of the Company, and/or any delegates to collect and process (electronically or otherwise) personal data, including sensitive and financial data, about himself or herself necessary to administer the Plan and Option received by Participant pursuant to the Plan. Such data may include, but is not limited to, Participant’s name, work authorization, government or tax identification number, date of birth, beneficiaries’ contact information, Award grant history, and compensation information. Participant also hereby gives explicit consent to the Company and any Subsidiary, Parent or Affiliate of the Company to transfer (electronically or otherwise) any such data outside the country in which Participant is living or employed (including to the United States), as well as to third-party providers (in Participant’s home country or the United States or other countries) of legal, tax, benefits, administration or other services to the Company (and any Subsidiary, Parent or Affiliate of the Company) or employees of any such entity, including but not limited to the designated broker for the Plan, Charles Schwab. The legal person for whom such personal data is intended to be used is the Company and/or any Subsidiary, Parent or Affiliate of the Company. Participant further understands that the Company and/or its Subsidiary, Parent or Affiliate may report information regarding the Participant and/or the Option to tax authorities or other governmental agencies as may be required to comply with applicable laws.
13. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable national or local laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. Furthermore, the applicable laws of the jurisdiction in which Participant is living or working at the time of grant, vesting and/or exercise of the Option and/or disposition of the Shares received thereunder (including any rules or regulations governing securities, exchange control, tax, labor or other matters) and any other applicable laws may restrict or prevent exercise or settlement of the Option and/or disposition of the Shares received thereunder or may subject Participant to additional procedural or regulatory requirements. The Company will be under no obligation to register or qualify the Plan, the Option or the Shares with, or to effective compliance with the registration, qualification or other requirements of, any foreign governmental authority and the Company will have no liability for any inability or failure to do so.
14. Jurisdiction-Specific Addendum and Additional Requirements. The Option, any Shares to be issued upon exercise of the Option and participation in the Plan shall be subject to any different or additional terms and conditions set forth in the Jurisdiction-Specific Addendum hereto. Moreover, the Company reserves the right to impose other requirements on the Option, the Shares to be issued upon exercise of the Option and participation in the Plan to the extent necessary or advisable for legal or administrative reasons and to require Participant to sign any additional agreements or undertakings that may be necessary or advisable to accomplish the foregoing. Such requirements will apply as from the date of grant, including in circumstances where Participant moves to another country after the date of grant, unless otherwise determined by the Company in its sole discretion.
15. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.
16. Governing Law; Choice of Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States for the Northern District of California and no other courts.

17. No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent, Subsidiary or Affiliate of the Company, to terminate Participant’s service in accordance with applicable laws, which may provide for the termination of Participant’s service for any reason, with or without cause.
18. Nature of Grant. As a condition to, and in consideration of, the grant, vesting, and exercise of the Option, and in receiving the award of Options, Shares, or any other benefit relating to the Option, Participant acknowledges, understands and agrees that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be unilaterally modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
(b) the Plan is operated and the Option is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights Participant may have under this Agreement, including related to the issuance of Shares pursuant to the exercise of the Option, may be raised only against the Company but not any Subsidiary or Affiliate (including, but not limited to, the employer);
(c) no Subsidiary or Affiliate (including, but not limited to, the employer) has any obligation to make any payment of any kind under this Agreement;
(d) the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options or other Awards, or benefits in lieu of Options, even if Options have been granted in the past;
(e) all decisions with respect to future grants of Options, if any, will be at the sole discretion of the Company;
(f) Participant is voluntarily participating in the Plan;
(g) the Option, the Shares subject to the Option, and the income from and value of same, are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the employer, the Company or any Subsidiary or Parent of the Company and are outside the scope of Participant’s employment or service contract, if any;
(h) the Option, the Shares subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;
(i) the Option, the Shares subject to the Option, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the employer, the Company or any Subsidiary, Parent or Affiliate of the Company;
(j) unless otherwise agreed with the Company, the Option, the Shares subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent, Subsidiary or Affiliate of the Company;
(k) the Option and Participant’s participation in the Plan will not be interpreted to form or amend an employment or service contract or relationship with the Company or with any Parent, Subsidiary or Affiliate of the Company;
(l) the future value of the underlying Shares to be issued when the Option is exercised is unknown, indeterminable and cannot be predicted with certainty and if Participant exercises the Option and obtains Shares, the value of those Shares may increase or decrease, even below the Exercise Price;
(m) neither the Company nor any Parent, Subsidiary or Affiliate of the Company will be liable for any decrease in the value of such Option or Shares or for any foreign exchange rate fluctuations between Participant’s local currency and the United States Dollar that may affect the value of any benefit Participant may receive in relation to the Option or the Shares to be issued pursuant to the exercise of the Option and if the underlying Shares do not increase in value, the Option will have no value; and
(n) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from Termination or from any diminution in value of the Option or Shares acquired upon exercise of the Option for any reason or from the application of any clawback policy or recoupment policy adopted by the Company or impact by applicable laws.
19. Language. Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Agreement. If the Notice, the Plan, this Agreement or any other documents relating to the Option has been provided in a language other than English, the English language documents will prevail in the case of any ambiguities or divergences as a result of translation, unless otherwise required by applicable laws.
20. Acknowledgement and Acceptance. By Participant’s acceptance (whether in writing, electronically or otherwise) of the Notice, or the vesting of any portion of the Option, receipt of Shares or any other benefit relating to the Option, and as a condition to an in consideration of the grant, vesting and exercise of the Option:
(a) Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement (including any applicable terms and conditions provided in the Jurisdiction-Specific Addendum);
(b) Participant acknowledges receipt of a copy of the Plan and the Plan prospectus and represents that Participant has carefully read and is familiar with the provisions of the Plan, the Plan prospectus, the Notice and this Agreement, and has had an opportunity to obtain the advice of counsel prior to executing the Notice;
(c) Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and the Agreement;
(d) Participant consents to the electronic delivery of the Notice, the Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option; electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion; and
(e) Participant further agrees to notify the Company upon any change in the Participant’s address.

Jurisdiction-Specific Addendum

This Jurisdiction-Specific Addendum (the “Addendum”) includes additional (or, if so indicated, different) terms and conditions that govern the Option if Participant is subject to the laws of one or more of the jurisdictions listed herein. If Participant is a citizen or resident of a jurisdiction (or is considered as such for local law purposes) other than the one in which Participant is currently residing and/or working or if Participant transfers to another jurisdiction after being granted the Option, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.
This Addendum also includes notifications relating to issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the jurisdictions as of January 2026. Such laws are often complex and change frequently. As a result, Participant should not rely on the information in this Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time the Option vests or is exercised or at the time Participant sells Shares acquired under the Plan. In addition, the notifications are general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the laws in the relevant jurisdictions may apply to Participant’s situation. If Participant is a citizen or resident of a jurisdiction (or is considered as such for local law purposes) other than the one in which Participant is currently working and/or residing or if Participant transfers to another jurisdiction after being granted the Option, the information contained herein may not be applicable to Participant in the same manner.
This Addendum forms part of the Agreement and should be read in conjunction with the Agreement and the Plan. Unless otherwise defined herein, the terms defined in the Plan or the Agreement, as applicable, shall have the same defined meanings in this Addendum.

All Non-U.S. Jurisdictions
Taxes
The following supplements Section 8 of the Agreement:

Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary or Affiliate employing Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”) is and remains Participant's responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired upon settlement and the receipt of any dividends, and do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, in some circumstances (e.g., if Participant is a citizen or resident of a jurisdiction (or is considered as such for local law purposes) other than the one in which Participant is currently working and/or residing or if Participant transfers to another jurisdiction after being granted the Option), Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction, and the amount withheld or accounted for may exceed Participant's overall liability for Tax-Related Items.

Without derogating from the provisions of Section 8(iii) above, the Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in Participant’s jurisdiction(s). In the event of any over-withholding, any such over-withheld amount may be refunded in cash in accordance with applicable laws with no entitlement to the equivalent in Shares) or, if not refunded, Participant may seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or the Company and/or the Employer. Further, if the obligation for the Tax-Related Items is satisfied by withholding Shares as described in Section 8(iii) above, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares (including less than a whole Share) is held back solely for the purpose of paying the Tax-Related Items.

Insider Trading Restrictions/Market Abuse Laws
Participant acknowledges that, depending on Participant’s or Participant’s broker's country of residence or where the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of the Shares, rights to Shares (e.g., Options) or rights linked to the value of Shares (e.g., phantom awards, futures) during such times Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Meta Platforms, Inc. Insider Trading Policy as may be amended from time to time. Participant acknowledges that it is their responsibility to comply with any restrictions and that Participant should consult their personal legal advisor on this matter.
Exchange Control, Foreign Asset/Account Reporting, and Other Requirements
Without limitation to any requirements noted below for any specific country, Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the exercise of the Option, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in their country. Participant may also be required to repatriate sale proceeds or other funds received as a result of their participation in the Plan to their country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that it is their responsibility to comply with any applicable foreign asset/account, exchange control and tax reporting and other requirements and that Participant should consult their personal tax and legal advisors on these matters.

Securities Law Notice
Unless otherwise noted herein, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the U.S. This Agreement, the Plan, and any other communications or materials that Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the U.S. The issuance of securities described in any Plan-related documents is not intended for offering or public circulation in Participant's jurisdiction.

California
Data Privacy
Effective January 1, 2023, the California Consumer Privacy Act ("CCPA") and the California Privacy Rights Act ("CPRA") (collectively, "California Privacy Law") require the provision of a privacy notice at collection to California employees using a specified format. The following provisions address California Privacy Law requirements and describes the Personal Information collected about Participants in the context of their participation in the Plan, as well as summarizes the rights available to California residents.

I.  Does the Company collect Participant’s Personal Information?
When the Company says Personal Information in this Jurisdiction-Specific Addendum, the Company means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with Participant.  Personal Information does not include information that is aggregated or information that cannot be reasonably linked to Participant. The Company must process information about Participant, including Personal Information, for participation in the Plan. The categories of Personal Information the Company has collected or may collect about Participant include:

•Identifiers, such as your name, contact information (such as home address, phone number, email address), online identifiers, date and place of birth, Employee ID number, emergency contact information, and information you make publicly available, or you provide to us (such as information included in your resume)
•Education Information, such as information about your education background collected during the application process.
•Financial Information, such as payroll information, payment information, pension related information, work travel and expense information, credit card information, insurance details, sick pay, and benefits information (including the personal details of any spouse or eligible dependents or beneficiaries).
•Professional or Employment Information, such as information you have provided during the application process or in the course of your work, such as your resume and application, employment background, references, work permit or visa information, relevant skills, information about your application process (e.g., interview feedback), background check report. We also collect information about your work and employment, including current position, title, employment status, salary plan, pay grade or level, working hours, hours worked, events attended or signed up for, retirement eligibility, leave information (including paid time off and parental leave), performance appraisals, internal applications, training records, promotions, disciplinary and grievance records, correspondence with you, responses to surveys you complete, exit interview details and termination date.
•Sensitive Personal Information, as defined by California Privacy Law and where provided or made available, such as your social security, government ID, driver’s license, state identification card, or passport number; racial or ethnic origin, religious or philosophical beliefs; sexual orientation; health-related information, including physical or mental disability and information relating to accommodations that you may request during the recruiting process and/or throughout your employment; and complete account access credentials, such as computer user names combined with required access/security code or password.
•Other characteristics of protected classifications, such as your gender, marital status, insurance policy number, and health insurance information.

II.  How does the Company use Personal Information?
The Company uses the Personal Information described above in the context of Participant’s participation in the Plan. Company’s business purposes for collecting this information include:

•To manage Company’s employment relationship with Participant, for example:
oTo determine and administer employee benefits, such as Options;
oTo pay Participant, and to determine local and foreign taxes;
oTo respond to Participant’s inquiries (e.g., via peeps@ or via Participant’s HR Business Partner), Company will use Participant’s information in order to resolve the inquiry and answer Participant’s questions.

•To maintain and improve efficiencies and processes in the workplace, to inform management decisions, and for effective employee administration, for example:
oTo prepare management reporting and perform analysis.

•To maintain the safety and security of the Company, Company’s employees and others, to comply with contractual obligations, to enforce Company’s policies, and to defend Participant’s or the Company’s interests in legal proceedings, for example:
oTo prevent and detect inappropriate or malicious activities;
oTo defend Participant’s or Company’s interests in actual or threatened legal proceedings, or regulatory, administrative, or legislative inquiries or investigations;
oCompany processes Participant’s information in the context of mergers, acquisitions and divestitures, in order to manage such transactions.

•Where legal and regulatory obligations require Company to do so, for example:
oTo prevent fraud;
oFor the purposes of financial and tax regulation, Shares required information with applicable tax, social welfare, employment authorities;
oTo provide a working environment free from unlawful discrimination (e.g., diversity and equal opportunities monitoring) and complying with other employment protection and social security and social protection legislation.

The Company does not use Personal Information for commercial purposes. The Company does not “sell” or “share” Personal Information, as those terms are defined by California Privacy Law.

III.  Sensitive Personal Information

The Company collects, processes, and uses Personal Information that may be considered sensitive personal information within the meaning of California Privacy Law, including social security and driver's license numbers. In each instance, the use of sensitive personal information is reasonably necessary and proportionate for the purpose outlined above. For categories of sensitive personal information that the Company collects, the Company only uses or discloses it as described above or otherwise permitted by law, including California Privacy Law.

IV.  Retention of Personal Information

The Company will retain Personal Information, including sensitive personal information, for as long as is reasonably necessary for the business purposes described above. The Company considers the following factors when determining the length of time to retain Personal Information:
•The specific business purpose for collecting each category of Personal Information;
•Whether and for how long we need to retain the information to manage our employment relationship with you and otherwise comply with certain legal obligations;
•Whether we need the information to resolve a dispute or to enforce our contractual agreements; and
•Whether we need the information for other purposes, such as to prevent harm, promote safety, security and integrity, or protect ourselves, including our rights, property or products.

Spain
Nature of Grant
This provision supplements Section 18 of the Agreement:

Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Options to individuals who may be employees of the Company or a Parent, Subsidiary or Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not economically or otherwise bind the Company or any Parent, Subsidiary or Affiliate on an ongoing basis other than as stated in this Agreement; (ii) the Option and any Shares to be issued upon exercise of the Option are not part of any employment contract (either with the Company or any Parent, Subsidiary or Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right; and (iii) unless otherwise provided for in the Agreement, the Option will cease vesting upon Participant's Termination (as further described in the following paragraph below) and Participant must exercise any vested portion of the Option (if at all) within the applicable post termination exercise period. Further, Participant understands that the Option would not be granted to Participant but for the assumptions and conditions referred to herein; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Option and any right to the Shares shall be null and void.

As a condition of the grant of the Option, Participant understands and agrees that Termination for any reason (including the reasons listed below) will automatically result in the loss of that portion of the Option that has not vested as of date of Termination (as described in Section 2 of the Agreement) as well as that portion of the Option that has not been exercised as of the end of the applicable post-termination exercise period (as described in Section 3 of the Agreement).   In particular, Participant understands and agrees that any unvested portion of the Option as of the date of Termination and any vested portion of the Option that has not been exercised as of the end of the applicable post-termination exercise period In particular, Participant understands and agrees that any unvested portion of the Option as of the date of Termination will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of a Termination by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Participant’s employer and under Article 10.3 of the Royal Decree 1382/1985. Participant acknowledges that they have read and specifically accepts the conditions referred to in Section 2 of the Agreement.

Exchange Control Notice
If Participant holds 10% or more of the share capital of the Company, the acquisition of Shares must be declared for statistical purposes to the Spanish “Dirección General de Comercio e Inversiones” (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Industry, Trade and Tourism for statistical purposes, generally within one month of the acquisition.

In addition, Participant may be required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts) held abroad, any foreign instruments (including Shares), and any transactions with non-Spanish residents (including any payments of Shares made to Participant by the Company) depending on the value of the transactions during the relevant year or the balances in such accounts and the value of such instruments as of December 31 of the relevant year. Participant should consult with their personal legal advisor regarding the applicable thresholds and corresponding reporting requirements.

Foreign Asset/Account Reporting Notice
To the extent that Participant holds assets or rights outside of Spain (e.g., Shares held in a brokerage or bank account) with a value in excess of a certain threshold (currently €50,000) per asset type as of December 31 (or at any time during the year in which the asset is sold), Participant will be required to report information on such assets or rights on Participant’s tax return (tax form 720) for such year. After such assets or rights are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported assets or rights increases by more than €20,000, or if the ownership of such assets or rights is transferred or relinquished during the year. The report must be completed by March 31. Participant should consult with their personal legal advisor to ensure compliance with applicable reporting requirements.